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Millar Western Forest Products Ltd.
Computation of Ratio of Earnings to Fixed Charges


                                                                 Years ended Dec. 31
                                               ----------------------------------------------------------
                                                1999       2000          2001         2002          2003
                                               ------     ------       -------       ------        ------
                                                          (IN THOUSANDS OF CANADIAN DOLLARS)
EARNINGS:

     Earnings before income taxes              20,305     30,278       (27,795)          953        37,197

     Fixed charges                             24,831     25,938        26,945        26,229        26,011
                                               ------     ------       -------        ------        ------
TOTAL EARNINGS                                 45,136     56,216          (850)       27,182        63,208
                                               ======     ======       =======        ======        ======

FIXED CHARGES:

     Interest expense                          23,578     24,685        25,888        25,310        20,977
     Amortization of deferred financing costs   1,253      1,253         1,057           919         5,034
                                               ------     ------       -------        ------        ------
TOTAL FIXED CHARGES                            24,831     25,938        26,945        26,229        26,011

RATIO OF EARNINGS TO FIXED CHARGES                1.8        2.2            (0)          1.0           2.4
                                               ======     ======       =======        ======        ======